Exhibit 2.1





                            SHARE PURCHASE AGREEMENT

                                  BY AND AMONG

                                 FUNDTECH LTD.,

                         BIVERONI BATSCHELET PARTNERS AG

                                       AND

                  THE SHAREHOLDERS LISTED ON SCHEDULE I HERETO

                            DATED AS OF JUNE 1, 1999


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                                TABLE OF CONTENTS

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
Article 1         DEFINITIONS...........................................................................1

         1.1      Definitions...........................................................................1

Article 2         TERMS OF PURCHASE.....................................................................5

         2.1      Purchase of Shares....................................................................5

         2.2      Purchase Price and Payment............................................................5

         2.3      Transfer Taxes........................................................................6

         2.4      Appointment of Shareholder Representative.............................................6

Article 3         REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS....................................7

         3.1      Authorization of Transaction..........................................................7

         3.2      Noncontravention......................................................................7

         3.3      Investment............................................................................8

         3.4      BBP Shares............................................................................8

Article 4         REPRESENTATIONS AND WARRANTIES OF FUNDTECH............................................9

         4.1      Organization of Fundtech..............................................................9

         4.2      Authorization for Ordinary Shares.....................................................9

         4.3      Authorization of Transaction..........................................................9

         4.4      Noncontravention......................................................................9

         4.5      Fundtech Ordinary Shares..............................................................9

Article 5         REPRESENTATIONS AND WARRANTIES CONCERNING BBP........................................10

         5.1      Organization, Qualification, and Corporate Power.....................................10

         5.2      Capitalization.......................................................................10

         5.3      Authorization of Transaction.........................................................11

         5.4      Noncontravention.....................................................................11

         5.5      Consents.............................................................................11

         5.6      Title to Assets......................................................................11

         5.7      Subsidiaries.........................................................................11

         5.8      Financial Statements.................................................................12

         5.9      Events Subsequent to December 31, 1998...............................................12

         5.10     Undisclosed Liabilities..............................................................12

         5.11     Legal Compliance.....................................................................12



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                                TABLE OF CONTENTS
                                  (CONTINUED)


         5.12     Licenses and Permits.................................................................13

         5.13     Taxes................................................................................13

         5.14     Real Property........................................................................13

         5.15     Intellectual Property................................................................14

         5.16     Tangible Assets......................................................................15

         5.17     Contracts............................................................................15

         5.18     Notes and Accounts Receivable........................................................16

         5.19     Litigation...........................................................................17

         5.20     Employees............................................................................17

         5.21     Employee Benefits....................................................................17

         5.22     Employee and Shareholder Indebtedness................................................17

         5.23     Change in Control....................................................................18

         5.24     Affiliate Relationships..............................................................18

         5.25     Brokers Fees.........................................................................18

         5.26     Disclosure...........................................................................18

Article 6         COVENANTS............................................................................18

         6.1      General..............................................................................18

         6.2      Conduct of Business of BBP...........................................................19

         6.3      Confidentiality and Non-Competition..................................................19

         6.4      Key Employees........................................................................19

         6.5      Fundtech Ordinary Shares.............................................................19

         6.6      Voting...............................................................................20

         6.7      Shareholders Waiver..................................................................20

Article 7         CONDITIONS TO OBLIGATION TO CLOSE....................................................20

         7.1      Conditions to Each Party's Obligation................................................20

         7.2      Conditions to Obligation of Fundtech.................................................21

         7.3      Conditions to Obligation of the Shareholders and BBP.................................22

Article 8         INDEMNIFICATION......................................................................22

         8.1      Indemnification of Fundtech..........................................................22

         8.2      Indemnity Obligations of Fundtech....................................................23


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                                TABLE OF CONTENTS
                                  (CONTINUED)


         8.3      Notification of Claims...............................................................23

         8.4      Survival.............................................................................24

         8.5      Limitations..........................................................................24

         8.6      Escrow...............................................................................25

Article 9         MISCELLANEOUS........................................................................26

         9.1      Termination..........................................................................26

         9.2      Press Releases and Public Announcements..............................................26

         9.3      No Third Party Beneficiaries.........................................................27

         9.4      Entire Agreement.....................................................................27

         9.5      Succession and Assignment............................................................27

         9.6      Counterparts.........................................................................27

         9.7      Headings.............................................................................27

         9.8      Notices..............................................................................27

         9.9      Governing Law........................................................................28

         9.10     Amendments and Waivers...............................................................28

         9.11     Severability.........................................................................28

         9.12     Expenses.............................................................................28

         9.13     Construction.........................................................................29

         9.14     Incorporation of Exhibits and Schedules..............................................29

         9.15     Specific Performance.................................................................29

         9.16     Submission to Jurisdiction...........................................................29


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                                TABLE OF CONTENTS
                                   (CONTINUED)

SCHEDULES AND EXHIBITS:

Exhibit A                 --        Form of Escrow Agreement
Exhibit B                 --        Form of Non-Competition Agreement
Exhibit C                 --        Form of Employment Agreement
Exhibit 3.1               --        Articles of Incorporation of BBP

Disclosure Schedule       --        Exceptions to Representations and
                                    Warranties Concerning the Shareholders
                                    and BBP







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                            SHARE PURCHASE AGREEMENT


                  SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of June 1 1999, by and among Fundtech Ltd., an Israeli corporation, and/or its nominee(s) ("Fundtech"), Biveroni Batschelet Partners AG, a Swiss corporation ("BBP"), and the Shareholders of BBP listed on Schedule I hereto (each a "Shareholder" and collectively the "Shareholders"). Fundtech, BBP and the Shareholders are referred to collectively herein as the "Parties" and each individually as a "Party."

                                    RECITALS:

                  WHEREAS, the Shareholders own of record and beneficially all of the outstanding capital stock of BBP.

                  WHEREAS, Fundtech desires to acquire from the Shareholders, and the Shareholders desire to sell to Fundtech, all of the outstanding shares of BBP (the "BBP Shares"), all on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE 1

                                   DEFINITIONS

                  1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:


                  "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

                  "Affiliate Obligations" has the meaning set forth in Section
5.22 below.

                  "Agreement" has the meaning set forth in the preamble hereto, including all exhibits and schedules thereto.

                  "Balance Sheet" means the balance sheet contained within the Financial Statements.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

                  "BBP" has the meaning set forth in the preamble hereto.

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                  "BBP Shares" means the shares of common stock of BBP.

                  "Cash Consideration" has the meaning set forth in Section 2.2 below.

                  "Claim" means a Fundtech Indemnity Claim or a Shareholder Indemnity Claim, as the case may be.

                  "Closing" has the meaning set forth in Section 2.2 below.

                  "Closing Date" has the meaning set forth in Section 2.2 below.

                  "Confidential Information" means any information concerning the businesses and affairs of BBP or Fundtech that is not already generally available to the public.

                  "Deemed Escrow Value" has the meaning set forth in Section 8.6(b) below.

                  "Disclosure Schedule" has the meaning set forth in the first paragraph of Article 5 below.

                  "Employee Benefit Plan" means the profit sharing scheme embodied in the "Anstellungsreglement" dated January 1, 1995, forming a part of the Employment Agreements among BBP and its employees and any pension or similar plan providing coverage for BBP's employees and/or present or former shareholders.

                  "Employment Agreement" means the employment agreement among BBP and certain key employees in the form of Exhibit C hereto.

                  "Escrow Agent" means such Person as shall be agreed upon, in writing, by the Parties hereto.

                  "Escrow Agreement" means the escrow agreement among Fundtech, the Shareholder Representative and the Escrow Agent in the form of Exhibit A hereto.

                  "Escrow Deposit" has the meaning set forth in Section 8.6(a) below.

                  "Financial Statements" has the meaning set forth in Section
5.8 below.

                  "Fundtech" has the meaning set forth in the preamble hereto.

                  "Fundtech Ordinary Shares" means the Ordinary Shares, NIS 0.01 par value, of Fundtech.

                  "Fundtech Indemnity Claim" has the meaning set forth in
Section 8.1 below.


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                   "Governmental Authority" means any court or tribunal or
administrative, governmental or regulatory body, agency or authority, whether domestic or foreign.

                  "Hardware" means any and all computer and computer-related hardware, including, but not limited to computers, file servers, facsimile servers, scanners, readers, verifiers, color printers, laser printers and networks.

                  "Indemnification Threshold" has the meaning set forth in
Section 8.5(a) below.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and Confidential Information (including ideas, research and development, know-how, except such know-how comprising the general knowledge, training, skills and experience gained during the period of employment), formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing, cost, profit and sales information, business, marketing and research and development plans and proposals and other information of a similar nature, (f) all computer software and programs (including data and related documentation), and (g) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Knowledge" of BBP or of the Shareholders means matters actually known by BBP or the Shareholders after reasonable investigation.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Licenses and Permits" has the meaning set forth in Section
5.12 below.

                  "Material Adverse Effect" means, as to any Party, any effect, occurrence or change that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, prospects, properties, results of operations or condition (financial or otherwise) of such Party and its Subsidiaries, taken as a whole, or is reasonably likely to materially hinder or impair the consummation of the transactions contemplated hereby.


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                  "Noncompetition Agreement" means the noncompetition agreement among Fundtech, BBP and each of the Shareholders in the form of Exhibit B hereto.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Party" or "Parties" has the meaning set forth in the preamble hereto.

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency or political subdivision thereof).

                  "Purchase Price" has the meaning set forth in Section 2.2 below.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Securities Act" means the United States Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable,
(c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Share Consideration" has the meaning set forth in Section 2.2 below.

                  "Shareholder Indemnity Claim" has the meaning set forth in
Section 8.2 below.

                  "Shareholder" has the meaning set forth in the preamble hereto.

                  "Shareholder Representative" has the meaning set forth in
Section 2.4 below.

                  "Software" means any and all computer software, including, but not limited to, source code, object code, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and all materials, manuals, design notes and other documentation related thereto or associated therewith.

                  "Subsidiary" means any corporation or other Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other ownership interests or has the power to vote or direct


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the voting of sufficient securities or interests to elect a majority of the directors or a majority of the individuals serving a similar function.

                  "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any liability in respect of any Tax as a result of being a member of any affiliated group, including any consolidated, combined, unitary or similar group.

                  "Tax Return" means any return (including any consolidated, combined or unitary return in which BBP is, or was, included or includable) or other written submission or statement relating to Taxes, including any schedule or attachment thereto, or any amendment thereof.

                  "Third-Party Claim" has the meaning set forth in Section 8.3 below.

                                   ARTICLE 2

                                TERMS OF PURCHASE

                  2.1 Purchase of Shares. Upon the terms and subject to the conditions of this Agreement, Fundtech agrees to purchase from the Shareholders, and the Shareholders agree to sell, transfer, assign and deliver to Fundtech, at the Closing, all of the BBP Shares. The BBP Shares owned by each Shareholder are set forth opposite the name of each such Shareholder on Schedule I hereto.

                  2.2 Purchase Price and Payment.

                  (a) Purchase Price. The aggregate purchase price to be paid by Fundtech for the BBP Shares, shall be equal to (i) CHF 15,000,000, in cash (the "Cash Consideration") plus (ii) 105,315 Fundtech Ordinary Shares (calculated at the USD/CHF rate of 1,5315 and an agreed stock price of USD 31, equalling approximately CHF 5,000,000) (the "Share Consideration" and together with the Cash Consideration, the "Purchase Price"); provided, however, that the Share Consideration shall not include any fractional shares which shall be rounded to the closest number of Fundtech Ordinary Shares. The allocation of the Purchase Price, calculated as specified above, among the Shareholders in respect of their respective BBP Shares transferred hereunder is set forth on Schedule I hereto.

                  (b) Payments.

         (i) At Closing, Fundtech shall pay the Cash Consideration, by wire transfer of immediately available funds to the trust account # 552.343.02M of Wartmann & Merker at UBS AG, Bahnhofstrasse 45,


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
                  CH-8098 Zurich, Switzerland. The Shareholder Representative, on behalf of all Shareholders, shall be responsible for the distribution of such Cash Consideration in accordance with the provisions hereof and Fundtech shall have no responsibility therefor.

         (ii) At Closing, Fundtech shall deposit with the Escrow Agent under the Escrow Agreement, the Share Consideration (the "Escrow Deposit") which Escrow Deposit shall be held, and thereafter distributed, by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         (iii) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a time and on a date to be specified by the Parties, which shall be no later than the second business day after the satisfaction of the latest to occur of the conditions set forth in Article 7 hereof (the "Closing Date"), in any event not later than June 15, 1999 at the offices of Meyer Lustenberger, Forchstrasse 452, 8029 Zurich, Switzerland, unless another time, date or place is agreed to in writing by the Parties. At the Closing, each of the parties to the Escrow Agreement and each of the parties to the Non-Competition Agreement shall execute and deliver such agreements to the other parties thereto.

                  2.3 Transfer Taxes. All taxes or charges imposed by any Swiss Govermental Authority, and all recording or filing fees, notarial fees or other similar charges payable in Switzerland, with respect to the transfer of the BBP Shares or otherwise on account of this Agreement or the transactions contemplated hereby shall be borne by the Shareholders and shall, to the extent required by law, be withheld from the proceeds payable to the Shareholders.

                  2.4 Appointment of Shareholder Representative. The Shareholders hereby designate Jon A. Biveroni to be the "Shareholder Representative" referred to elsewhere in this Agreement and in the Escrow Agreement and to act as agent and attorney-in-fact of the Shareholders with respect thereto. The Shareholder Representative shall have the authority to take such actions and exercise such discretion as are required of the Shareholder Representative pursuant to the terms of this Agreement (and any such actions shall be binding on each of the Shareholders), including without limitation the following:

                  (i) to receive, hold and deliver to Fundtech the share certificates representing the BBP Shares and any other documents relating thereto;

                  (ii) to execute, acknowledge, deliver, record and file all ancillary agreements, waivers, consents, certificates and documents which the Shareholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

                  (iii) to receive and make any payments provided for under this Agreement and acknowledge receipt and payment thereof;


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                  (iv) to waive any breach or default under the Agreement, or to waive any condition precedent to the Closing under Article 7 hereof;

                  (v) to terminate this Agreement pursuant to Article 9 hereof;

                  (vi) to receive service of process in connection with any claims under this Agreement or the Escrow Agreement; and

                  (vii) to perform the obligations and exercise the rights under the Escrow Agreement, including the settlement of any claims and disputes with Fundtech arising thereunder.

The designation and appointment of the Shareholder Representative shall not be affected by the subsequent death or incapacity of any Shareholder and such appointment and designation shall be revoked upon receipt by Fundtech of written notice from any such Shareholder. Should the Shareholder Representative become incapacitated to perform the functions contemplated hereunder, the remaining Shareholders shall nominate an alternate Shareholder Representative and promptly inform Fundtech accordingly. Fundtech shall have the right to rely upon all actions taken or omitted by the Shareholder Representative pursuant to this Agreement, all of which actions and omissions shall be binding on each of the Shareholders.


                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

                  Each of the Shareholders, severally and not jointly, for such Shareholder alone, hereby represents and warrants to Fundtech that the statements contained in this Article 3 are correct and complete as of the date hereof.

                  3.1 Authorization of Transaction. Such Shareholder has full power and authority to execute and deliver this Agreement and to perform such Shareholder's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of law. Such Shareholder is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the transactions contemplated by this Agreement.

                  3.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Swiss law, constitution, regulation, or any injunction, judgment, order, decree, ruling, charge, or other restriction of any government or Governmental Authority to which such Shareholder is subject, or (ii) result


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
in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Shareholder is a party or by which such Shareholder is bound or to which any of such Shareholder's assets is subject.

                  3.3 Investment. Such Shareholder (i) understands that the Fundtech Ordinary Shares acquired by such Shareholder pursuant to this Agreement have not been registered under the Securities Act or under any state or Israeli securities laws, and are being exchanged in reliance upon federal and state or Israeli exemptions for transactions not involving a public offering, (ii) is acquiring the Fundtech Ordinary Shares solely for his own account for investment purposes and not with a view towards the distribution thereof, provided, however, that the Shareholders shall be entitled to transfer a portion of the Share Consideration as a gift to the present employees of BBP, such transfer to be effected subject to Section 6.5, (iii) is a sophisticated investor with knowledge and experience in business and financial matters and qualifies as an "accredited investor" as defined in Regulation D under the Securities Act, (iv) has received certain information concerning Fundtech, including, without limitation, (A) Fundtech's annual report on Form 10-K for the period ended December 31, 1998, (B) Fundtech's quarterly report on Form 10-Q for the period ended March 31, 1999, and (C) each current report on Form 8-K filed by Fundtech since December 31, 1998, in each case as filed by Fundtech under the Securities Exchange Act (collectively, the "Fundtech SEC Reports"), and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding Fundtech Ordinary Shares, and (v) is able to bear the economic risk and lack of liquidity inherent in holding Fundtech Ordinary Shares that have not been registered under the Securities Act.

                  3.4 BBP Shares. Such Shareholder holds of record and owns beneficially the number of BBP Shares set forth next to such Shareholder's name in Schedule I, constituting, together with all the other BBP Shares listed in
Schedule I, all of the issued and outstanding shares of capital stock of BBP, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Shareholder to sell, transfer, or otherwise dispose of any BBP Shares (other than pursuant to this Agreement) or a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the BBP Shares. There are no share certificates representing such Shareholder's BBP Shares set forth in
Schedule I, other than the certificates set forth in Schedule I and delivered to Fundtech at the Closing. At Closing such Shareholders will convey to Fundtech good title to the Shares free and clear of any liens, claims or encumbrances.


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                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                                   OF FUNDTECH

                  Fundtech represents and warrants to BBP that the statements contained in this Article 4 are correct and complete as of the date hereof.

                  4.1 Organization of Fundtech. Fundtech is a corporation duly organized, validly existing, and in good standing under the laws of the State of Israel.

                  4.2 Authorization for Ordinary Shares. The Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Fundtech will have any preemptive right or similar rights of subscription or purchase in respect thereof.

                  4.3 Authorization of Transaction. Fundtech has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Fundtech, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. Fundtech need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for filings, permits, authorizations, consents and approvals as may be required under, and the other applicable requirements of, the Securities Act, the Exchange Act, the Nasdaq National Market, state securities or blue sky laws, the Office of the Chief Scientist of Israel, the Government of Israel Investment Center and the Israel Securities Authority.

                  4.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government or Governmental Authority to which Fundtech is subject or any provision of those respective organizational documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Fundtech is a party or by which it is bound or to which any of its assets is subject.

                  4.5 Fundtech Ordinary Shares. At Closing, Fundtech will convey to each Shareholder good title to the Fundtech Ordinary Shares forming the Share Consideration, free and clear of any liens, claims or encumbrances.


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
                                   ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES CONCERNING BBP

                  The Shareholders and BBP jointly and severally represent and warrant to Fundtech that the statements contained in this Article 5 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by the Shareholders and BBP to Fundtech on the date hereof (the "Disclosure Schedule"). An exception or disclosure identified with respect to a particular Section of this Article 5 shall not be deemed to be disclosed with respect to any other Section of this Article 5 unless a specific cross-reference is included. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule has been arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 5.

                  5.1 Organization, Qualification, and Corporate Power. BBP is a corporation duly organized, validly existing and in good standing under the laws of Switzerland. BBP has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
Section 5.1 of the Disclosure Schedule lists the directors and officers of BBP. BBP has delivered to Fundtech correct and complete copies of the articles of incorporation of BBP (as amended to date). The minutes (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the list of the stock certificates and the stock record book of BBP in the forms in which they have been provided to Fundtech are correct and complete. BBP is not in default under or in violation of any provision of the articles of incorporation.

                  5.2 Capitalization. The entire authorized capital stock of BBP is as set forth on Section 5.2 of the Disclosure Schedule. All of the issued and outstanding BBP Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the shareholders as set forth in Section 5.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require BBP to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding share certificates representing any BBP Shares other than those listed in Schedule I and delivered to Fundtech at the Closing. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to BBP. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the BBP Shares.

                  5.3 Authorization of Transaction. BBP has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of BBP, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.

                  5.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Swiss law, constitution, statute, regulation, or any injunction, judgment, order, decree, ruling, charge or other restriction of any government or Governmental Authority to which BBP is subject or any provision of the articles of incorporation or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which BBP is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

                  5.5 Consents. Section 5.5 of the Disclosure Schedule lists each material permit and contract (true and complete copies of which have been made available to Fundtech) as to which notice to, or the consent of, a Governmental Authority or any Person is required as a condition to the transfer of control or the right to control such material permit or contract in connection with the transactions contemplated hereby. Except for the aforementioned notices and consents, no consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices or filings with, any Governmental Authority or any Person are required to be obtained or made by or with respect to BBP on or prior to the Closing Date in connection with (A) the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by BBP of any other action contemplated hereby, (B) the continuing validity and effectiveness immediately following the Closing Date of any material contract or permit of BBP, or (C) the conduct by BBP of its business immediately following the Closing as conducted on the date hereof.

                  5.6 Title to Assets. Except as set forth in Section 5.6 of the Disclosure Schedule, BBP has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Balance Sheet.

                  5.7 Subsidiaries. Except as set forth in Section 5.7 of the Disclosure Schedule, BBP has no Subsidiaries and does not own, directly or indirectly, any shares of capital stock or other security of any other entity or any other investment in any other entity.

                  5.8 Financial Statements. BBP has delivered to Fundtech its audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows as of and for the fiscal years ended December 31, 1997 and December 31, 1998. The Financial Statements (including the notes thereto) present accurately the financial condition of BBP as of such dates and the results of operations of BBP for such periods, subject to normal year-end adjustments, and are consistent with the books and records of BBP (which books and records are correct and complete in all material respects).

                  5.9 Events Subsequent to December 31, 1998. Except as set forth in Section 5.9 of the Disclosure Schedule, since December 31, 1998, there has not been any event, occurrence, incident, action, failure to act, transaction or circumstance outside the Ordinary Course of Business or that has had or could reasonably be expected to have a Material Adverse Effect as to BBP, and since December 31, 1998, BBP has not taken any action outside of the Ordinary Course of Business or that has had or could reasonably be expected to have Material Adverse effect as to BBP, including, but not limited to:

         (i) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of options or performance awards) or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any key employee, except in the Ordinary Course of Business or as may be required by law or applicable employment agreement or collective bargaining agreement;

         (ii) declare, set aside or pay any distributions (whether in cash, shares or other property) in respect of the BBP Shares;

         (iii)    amend any of the Charter Documents; or

         (iv) enter into any settlement or other material agreement with any of its Affiliates or Shareholders or waive any right pursuant to the Affiliate Obligations.

                  5.10 Undisclosed Liabilities. Except as set forth in this Agreement or in Section 5.10 of the Disclosure Schedule, BBP has no Liability that would be required to be reflected in order to accurately reflect the financial condition of BBP as reflected in the Financial Statements, or that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (and, to the Shareholders' Knowledge, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any such Liability).

                  5.11 Legal Compliance. BBP has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

                  5.12 Licenses and Permits. BBP owns, holds or possesses all licenses, franchises, permits, approvals and other governmental authorizations (collectively, "Licenses and Permits") necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted, except where the failure to own, hold or possess any such Licenses and Permits could not reasonably be expected to have a Material Adverse Effect. BBP is not in violation of or default, in each case, in any material respect, under any such Licenses or Permits.

                  5.13 Taxes.

                  (a) (i) All Tax Returns required to be filed by, or on behalf of, BBP have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes due and payable in respect of such Tax Returns (whether or not shown on such returns) have been fully and timely paid or are adequately provided for in the Financial Statements; (iii) all payments made to Affiliates were properly reported on such Tax Returns; and (iv) all Taxes not yet due and payable by BBP have been fully accrued on its books and adequate reserves have been established therefor, and all such Taxes not yet due and payable for all periods covered by the Financial Statements have been adequately provided for in the Financial Statements.

                  (b) BBP has duly and timely withheld and paid over to the appropriate taxing authorities all Taxes and other amounts required to be so withheld and paid over for all periods under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, subcontractor, lender, stockholder or other third party or other personnel supplied by any third party.

                  5.14 Real Property. Section 5.14 of the Disclosure Schedule sets forth all real property leased by BBP that is used in its business. With respect to each lease and sublease listed in Section 5.14 of the Disclosure
Schedule:

                  (a) such lease or sublease is legal, valid, binding, enforceable against BBP and its counterparty, and in full force and effect;

                  (b) no consent is required with respect to such lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

                  (c) neither BBP nor, to the Knowledge of BBP or the Shareholders, any other party to the lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by, or permit termination, modification, or acceleration thereunder.

                  5.15 Intellectual Property. Except as set forth in Section
5.15 of the Disclosure Schedule:

                  (a) BBP owns all Intellectual Property used in the operation of the business of BBP as presently conducted. Each item of Intellectual Property owned by BBP immediately prior to the Closing hereunder will be owned by BBP and be available for use by Fundtech subject to adequate consideration on identical terms and conditions immediately subsequent to the Closing hereunder, and each item used by BBP immediately prior to the Closing hereunder will be available for use by BBP on identical terms and conditions immediately subsequent to the Closing hereunder;

                  (b) Except for the license of its Software to end-users pursuant to its standard license or service bureau agreement, BBP has not granted to any Person any license or permit to use any of the Intellectual Property;

                  (c) To BBP's or the Shareholders' Knowledge, BBP has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. None of the Shareholders or the directors and officers (and employees with responsibility for Intellectual Property matters) of BBP has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that BBP must license or refrain from using any Intellectual Property rights of any third party). To BBP's or the Shareholders' Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of BBP;

                  (d) To BBP's or the Shareholders' Knowledge, there are no known problems or defects in BBP's products, including bugs, logic errors or the failure of BBP's products to operate as described in the related documentation;

                  (e) BBP's products are free from physical defects in the media in which they are embodied;

                  (f) BBP's products do not contain any (i) "back door," "time bomb," "drop dead" device or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of any person, or (ii) any virus, "Trojan Horse," worm, or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm Software, Hardware or data, or to perform any other similar actions; and

                  (g) All Date Data and Date-Sensitive Systems owned or used by BBP or licensed by BBP to third parties are Year 2000 Compliant in accordance with the definition of the British Standards Institution. BBP's service bureau operations employ state-of-the-art Hardware, Software and backup systems and are

Year 2000 Compliant in accordance with the definition of the British Standards Institution. Copies of all letters and reports received by BBP from SWIFT, KPMG and the Swiss Banking Association have been provided to Fundtech and such copies are true and correct copies of such letters and reports.

                  For purposes of this Section 5.15(g), "Date Data" means any data of any kind that includes date information or which is otherwise derived from, dependent on or related to date information; "Date-Sensitive System" means any Software, microcode or Hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order, for internal or external use, for sale, lease, license assignment or other provision, or the provision or operation of which provides a benefit to customers, vendors, suppliers, Affiliates or any other party; and "Year 2000 Compliant" means, (1) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (2) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, without limitation, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other Software or Hardware.

                  Any liability of the Shareholders related to Year 2000 Compliance as defined in this Section 5.15(g) is limited to CHF 1,000,000 in the aggregate. Moreover, the Shareholders shall be liable only for any third party (customers) claims related to the Year 2000 Compliance and shall not be liable for any costs related to any internal work, efforts or services performed by BBP or its employees in order to achieve Year 2000 Compliance.

                  5.16 Tangible Assets. BBP owns machinery, equipment, and other tangible assets used in the conduct of its business as presently conducted and as presently proposed to be conducted. Such tangible assets, taken as a whole, are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used. The tangible assets owned by BBP are sufficient to conduct the business of BBP as it is currently being conducted and as it is contemplated to be conducted immediately following the Closing.

                  5.17 Contracts. Section 5.17 of the Disclosure Schedule lists the following contracts and other agreements to which BBP is a party:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  (b) any agreement concerning a partnership or joint venture;

                  (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

                  (d) any agreement concerning confidentiality or noncompetition;

                  (e) any agreement with any Shareholder or any Affiliate of any Shareholder;

                  (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                  (h) any agreement under which it has borrowed, advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

                  (i) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on BBP; or

                  (j) any agreements with employees or consultants for the provision of any material goods or services other than on arm's-length terms and in the Ordinary Course of Business.

BBP has delivered to Fundtech a correct and complete copy of each written agreement listed in Section 5.17 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 5.17 of the Disclosure Schedule. Except as set forth in Section 5.17 of the Disclosure Schedule, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable against BBP and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable against BBP and the respective counterparty, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither BBP or, to the Knowledge of BBP, any other party thereto, is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute such a breach or default by, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. Except as set forth in Section 5.17 of the Disclosure Schedule, the consummation of the transaction described herein will not affect any of the agreements disclosed herein in a manner that could reasonably be expected to have a Material Adverse Effect on the business of BBP.

                  5.18 Notes and Accounts Receivable. Except as set forth in
Section 5.18 of the Disclosure Schedule, all notes and accounts receivable of BBP are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible in accordance with their terms at their recorded amounts.

                  5.19 Litigation. BBP is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party to and, to BBP's and the Shareholders' Knowledge, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation ("Legal Proceeding") of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Neither the Shareholders nor BBP has any Basis to believe that any such Legal Proceeding may be brought or threatened against BBP. There are no Legal Proceedings affecting BBP or its properties or assets pending or, to BBP's and the Shareholders' Knowledge, threatened.

                  5.20 Employees. To the Knowledge of the Shareholders and BBP, no executive, key employee, or group of employees currently has any plans to terminate employment with BBP independently of or as a result of this Agreement. BBP has not committed any unfair labor practice. Neither the Shareholders nor BBP has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of BBP.

                  5.21 Employee Benefits.

                  (a) Section 5.21(a) of the Disclosure Schedule lists each Employee Benefit Plan that BBP maintains or to which BBP contributes.

                  (b) Each Employee Benefit Plan has been maintained in form and operation in all material respects in accordance with its terms and the requirements of applicable law.

                  (c) All contributions, premiums or payments under or with respect to an Employee Benefit Plan which are due on or before the Closing Date have been timely paid as such date. All contributions, premiums or payments under, or with respect to, any Employee Benefit Plan not yet due and payable by BBP have been fully accrued on its books and adequate reserves have been established and all such contributions, premiums or payments for all periods covered by the Financial Statements have been adequately provided for in the Financial Statements.

                  (d) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Employee Benefit Plan or the assets thereof.

                  5.22 Employee and Shareholder Indebtedness. Section 5.22 of the Disclosure Schedule sets forth all indebtedness to BBP of the Shareholders or the officers, directors or employees of BBP (collectively, "Affiliate

Obligations"). All of such indebtedness has been or will be repaid on or before the Closing Date.

                  5.23 Change in Control. Except as set forth in Section 5.23 of the Disclosure Schedule, BBP is not a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from BBP to any person or give any person the right to terminate or alter the provisions of any agreement to which BBP is a party.

                  5.24 Affiliate Relationships. Except as set forth in Sections
5.22 and 5.24 of the Disclosure Schedule, there are no contractual arrangements or other relationships between BBP and the Shareholders, any of their family members or any of their Affiliates.

                  5.25 Brokers Fees. Neither BBP, any of its officers, directors or employees, nor any of the Shareholders has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  5.26 Disclosure. The representations and warranties contained in this Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.


                                   ARTICLE 6

                                   COVENANTS

                  The Parties agree as follows with respect to the period following the date hereof.

                  6.1 General. In the event that at any time after the date hereof any further action is necessary or desirable in order to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 9 below). The Shareholders acknowledge and agree that from and after the Closing, Fundtech will be entitled to unlimited and unrestricted access to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to BBP, provided (i) to the extent such documents, books, records and/or financial data are subject to mandatory secrecy regulations, the persons accessing such documents, books, records and/or financial data shall have signed a written statement acknowledging awareness of such secrecy regulations and (ii) that the Shareholders will be afforded access thereto upon request for the purpose of preparing Tax Returns, dealing with examinations or audits or performing his indemnification obligations under Article 8 hereof.


                  6.2 Conduct of Business of BBP. Except as contemplated by this Agreement or with the prior written consent of Fundtech, during the period from the date hereof to the Closing Date, BBP will conduct its operations in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Closing Date. Without limitation to the foregoing, without the prior written consent of Fundtech, BBP shall not take any action outside of the Ordinary Course of Business, including, without limitation:

                  (a) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, option (including the granting of options or performance awards) or other employee benefit plan, or otherwise materially increase the compensation payable to or to become payable to any key employee or materially change any of its employment agreements, except in the Ordinary Course of Business or as may be required by law or applicable employment agreement or collective bargaining agreement;

                  (b) declare, set aside or pay any distributions (whether in cash, shares or other property) in respect of the BBP Shares;

                  (c) amend any of the Charter Documents; or

                  (d) enter into any settlement or other material agreement with any of its Affiliates or Shareholders or waive any right pursuant to the Affiliate Obligations.

                  6.3 Confidentiality and Non-Competition. Each of the Shareholders shall enter into the Non-Competition Agreement.

                  6.4 Key Employees. Each of Jon A. Biveroni, Peter M. Auer, Per Trifunovic and Carlo Frey shall enter into the Employment Agreement.

                  6.5 Fundtech Ordinary Shares. Each certificate issued to the Shareholders representing the Fundtech Ordinary Shares will be imprinted with a legend substantially in the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2)

         OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION IN VIOLATION OF APPLICABLE LAW. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL OF THE ISSUER.

If any Shareholder desires to transfer any of the Fundtech Ordinary Shares received in connection with the transactions contemplated by this Agreement, other than in a registered offering or pursuant to a sale which is in compliance with Rule 144 of the Securities Act, such Shareholder must first furnish Fundtech with (i) a written opinion satisfactory to Fundtech in form and substance from counsel reasonably satisfactory to Fundtech to the effect that such Shareholder may transfer the Fundtech Ordinary Shares as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Fundtech in form and substance agreeing to be bound by the restrictions on transfer contained herein; provided, however, the Shareholders agree that they may not sell, offer to sell, transfer, pledge, hypothecate or otherwise assign any Fundtech Ordinary Shares received in connection with this Agreement prior to the later of (i) the first anniversary of the Closing Date or (ii) the expiration of the term of the Escrow Agreement.

                  6.6 Voting. Each Shareholder shall vote all of his shares, and shall cause any director of BBP to vote, in favor of the approval of this Agreement in any meeting, or any written consent in lieu of a meeting, of the shareholders or the board of directors of BBP at which the approval of this Agreement is to be voted upon.

                  6.7 Shareholders Waiver. Each Shareholders hereby waives and releases, effective as of the Closing, any and all rights, claims and causes of action assertable against BBP in respect of its Share ownership, BBP's articles of incorporation and any and all agreements between such Shareholder and BBP, which agreements, except as set forth on Schedule 6.7, shall automatically terminate as of the Closing Date.

                  6.8 OCS Undertaking. Each Shareholders acknowledges that he is aware that Fundtech has received funding for certain research and development projects from the government of the State of Israel through the Office of the Chief Scientist under the Encouragement of Research and Development in Industry

Law 577-1984 (the "OCS Law") and the regulations thereunder, and that the OCS Law places strict constraints on the transfer of know-how and production rights. In particular, all such transfers of know-how and production rights are subject to the absolute discretion of the Research Committee of the Office of the Chief Scientist and require the prior written approval of such committee. Each Shareholder undertakes to observe strictly all the requirements of the OCS Law, as applied to Fundtech and as directed by the Research Committee, including those requirements stipulated under Section 19 of the OCS Law relating to the prohibition on the transfer of know-how and production rights.



                                   ARTICLE 7

                        CONDITIONS TO OBLIGATION TO CLOSE

                  7.1 Conditions to Each Party's Obligation. The respective obligations of Fundtech, BBP and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of Fundtech and the Shareholders, as the case may be:

                  (a) Governmental Approvals. The Parties shall have received any material authorizations, consents, and approvals of governments and Governmental Authorities referred to in Section 3.1, Section 4.3, and Section
5.5 above.

                  (b) No Injunction or Proceedings. There shall not be in effect any action, suit, or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge that would, in the reasonable judgment of Fundtech or BBP, (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Fundtech to own the BBP Shares (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

                  (c) Escrow Agreement. Fundtech and the Shareholder Representative shall have executed and delivered counterparts of the Escrow Agreement, together with any counterparts signed by the Escrow Agent and blank stock powers executed by the Shareholders with respect to the Fundtech Ordinary Shares to be held in the Escrow Deposit.

                  7.2 Conditions to Obligation of Fundtech. The obligations of Fundtech to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Fundtech shall have received an opinion dated as of the Closing Date from Wartmann & Merker, counsel to the Shareholders and BBP, addressed and in form reasonably satisfactory to Fundtech.

                  (b) The representations of BBP and the Shareholders contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date, and with the same effect as if made at and as of the Closing Date, and at the Closing, BBP and the Shareholders shall have delivered to Fundtech a certificate to that effect.

                  (c) Fundtech, BBP and each of the Shareholders shall have executed and delivered counterparts of the Non-Competition Agreement.

                  (d) BBP and each of the employees set forth in Section 6.4 hereof shall have executed and delivered counterparts of the Employment Agreement.

                  (e) The Shareholders shall have endorsed the share certificates listed on Schedule I hereto to Fundtech and the board of directors of BBP shall have approved the transfer of the BBP Shares to Fundtech.

Fundtech may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

                  7.3 Conditions to Obligation of the Shareholders and BBP. The obligations of the Shareholders and BBP to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (a) Fundtech shall have delivered the Cash Consideration to the account specified in Section 2.2b(i), which Cash Consideration shall be released to the Shareholders immediately subsequent to the Closing hereunder.

                  (b) Fundtech shall have deposited with the Escrow Agent the Share Consideration.

                  (c) The representations of Fundtech contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date, and at the Closing, Fundtech shall have delivered to BBP and the Shareholder Representative a certificate to that effect.

                  (d) The Shareholder Representative shall have received an opinion dated as of the Closing Date from Weil Gotshal & Manges LLP, counsel to Fundtech, addressed and in form satisfactory to the Shareholder Representative.

The Shareholder Representative may waive any condition specified in this Section
7.3 if he executes a writing so stating at or prior to the Closing.

                                   ARTICLE 8

                                INDEMNIFICATION

                  8.1 Indemnification of Fundtech. Subject to Section 8.4 and
Section 8.5, BBP and each of the Shareholders hereby agrees to indemnify and hold Fundtech , and each of its officers, directors, employees, agents and advisors (collectively, "Fundtech Indemnified Parties"), harmless from, and to reimburse Fundtech and such other indemnified parties for, any Fundtech Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Fundtech Indemnity Claim" shall mean (i) any loss, damage, deficiency, claim, liability, obligation, suit, action (including any tax audit, examination or other proceeding), fee, cost or expense of any nature whatsoever (including, without limitation, all reasonable fees and disbursements of counsel) (collectively, "Losses") incurred or suffered by any Fundtech Indemnified Party and arising out of or resulting from (x) any breach of any representation and warranty of BBP and/or each of the Shareholders or BBP which is contained in this Agreement or any Schedule, Exhibit, agreement or certificate delivered pursuant hereto; or (y) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of BBP and/or each of the Shareholders or BBP which are contained in or made pursuant to this Agreement or any Schedule, Exhibit, agreement or certificate delivered pursuant hereto; (ii) any Taxes of BBP relating to or arising from periods (or portions thereof) ending on or prior to the Closing Date (including any Taxes that arise subsequent to the Closing Date as a result of the conversion from the cash to the accrual method of accounting); and (iii) all interest, penalties, costs and expenses arising out of or related to any indemnification made under this Section 8.1.

                  8.2 Indemnity Obligations of Fundtech. Fundtech hereby agrees to indemnify and hold the Shareholders harmless from, and to reimburse the Shareholders for, any Shareholders Indemnity Claims arising under the terms and conditions of this Agreement. For purposes of this Agreement, the term "Shareholder Indemnity Claim" shall mean any Losses incurred by any Shareholder resulting from (i) any breach of any representation and warranty of Fundtech which is contained in this Agreement or any Schedule, Exhibit or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of Fundtech which are contained in or made pursuant to the terms and conditions of this Agreement; and
(iii) all interest, penalties, costs and expenses arising out of or related to any indemnification made under this Section 8.2.

                  8.3 Notification of Claims. Subject to the provisions of
Section 8.4 and Section 8.5, in the event of the occurrence of an event which any party asserts constitutes a Claim, the party asserting such Claim (such party hereinafter referred to as the "indemnified party") shall provide prompt notice of such event to the Shareholder (in the case of a Fundtech Indemnity Claim) or Fundtech (in the case of a Shareholder Indemnity Claim) (such party hereinafter referred to as the "indemnifying party") and shall otherwise make available to the indemnifying party all relevant information which is material to the Claim and which is in the possession of the indemnified party. An indemnified party's failure to give timely notice or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim (as defined below) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any actual prejudice to the indemnifying party. If such event involves the claim of any third party (a "Third-Party Claim"), (other than in respect of any Shareholder Indemnity Claim or Fundtech Indemnity Claim for Taxes with respect to a period ending after the Closing Date) and, so long as the indemnifying party has acknowledged its liability for such indemnification hereunder, such party may elect, at such party's sole expense, (without prejudice to the right of the indemnified party to fully participate at its own expense through counsel of its own choosing) to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to the indemnified parties, insofar as such claim relates to a Fundtech Indemnity Claim or a Shareholder Indemnity Claim (subject to the limitations specified in Section 8.5), if the indemnifying party gives written notice of its intention to do so no later than thirty (30) days following notice thereof by an indemnified party or such shorter time period as required so that the interests of the indemnified parties would not be materially prejudiced as a result of the failure to have received such notice; provided that (i) such indemnifying party shall obtain the consent of all indemnified parties (which consent shall not be unreasonably withheld or delayed) before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under this Agreement (including, without limitation, any injunctive relief or similar remedy) and (ii) if the indemnified party shall have reasonably concluded that separate counsel is required because a conflict of interest would otherwise exist, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnified party. If the indemnifying party does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third-Party Claim for which any indemnified party would be entitled to indemnification hereunder, then the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnifying party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated by the indemnified party, without the prior consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed) unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the this Section, shall diligently pursue the defense of such Third-Party Claim.

                  8.4 Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the Parties contained in or made pursuant to this Agreement, and the rights of the Parties to seek indemnification with respect thereto, shall survive the Closing Date. The statute of limitations for all representations and warranties contained in this Agreement, and the rights of the Parties for indemnification with respect thereto, shall be two (2) years from the Closing Date.

                  8.5 Limitations. (a) Notwithstanding the foregoing, any Claim by an indemnified party against any indemnifying party under this Agreement pursuant to Section 8.1(i)(x) or 8.2(i) (other than a Fundtech Indemnity Claim arising out of a breach of the representation and warranty contained in Section
5.6 shall be payable by the indemnifying party only in the event that the accumulated amount of the Claims in respect of such indemnifying party's obligations to indemnify under this Agreement shall exceed $50,000 in the aggregate (the "Indemnification Threshold") and, after such time as such accumulated amount of such Claims equals or exceeds the Indemnification Threshold, the indemnifying party shall be obligated to indemnify the indemnified party only to the extent of the excess of the accumulated amount of the Claims over the Indemnification Threshold.

                  (b) The amount of any Loss otherwise recoverable under this
Article 8 by an indemnified party shall be (i) reduced by any amounts recovered by the indemnified party under insurance policies (net of any costs incurred in connection with the collection thereof) (it being understood that none of the Parties shall have any obligation to, but agree to use its commercially reasonable efforts to, timely pursue all reasonable remedies against applicable insurers) and (ii) (A) increased to take account of any net Tax cost incurred by the indemnified party by reason of the receipt of any indemnity payment (grossed-up for such increase) and (B) reduced to take account of any net Tax benefit realized by the indemnified party in respect of the taxable year in which such Loss is incurred or paid and, with respect to a Tax benefit arising in a year subsequent to the year in which the Loss is paid or incurred, the indemnified party shall pay to the indemnifying party the amount of such Tax benefit at the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage or expense.

                  (c) The aggregate loss recoverable under this Article 8 arising from a breach of any representation or warranty by either Party is limited to CHF 5,000,000 (in addition to any loss recoverable under this Article 8 arising from a breach of the representation contained in Section 5.15(g).).

                  8.6 Escrow.

                  (a) On the Closing Date and for a period of one (1) year terminating on the first anniversary thereof, in order to insure (i) the accuracy of the representations and warranties of BBP and each of the

Shareholders pursuant to Articles 3 and 5 hereof and (ii) the obligations of the Shareholders pursuant to the Non-Competition Agreement attached hereto, Fundtech shall deposit into escrow with the Escrow Agent named in the Escrow Agreement, certificates evidencing the Fundtech Ordinary Shares representing the Share Consideration (the "Escrow Deposit"), in accordance with Section 2.2(b) hereof. For purposes hereof, all Fundtech Ordinary Shares returned to Fundtech in settlement of any Fundtech Indemnity Claims under the Escrow Agreement shall be valued at the Share Consideration price. At such time as the aggregate amount of Fundtech Indemnity Claims which have been definitively resolved to be payable in favor of Fundtech shall exceed the Deemed Escrow Value, the Shareholders shall thereafter be liable to Fundtech for such claims and, with respect to such claims pursuant to Section 8.1(i)(x) hereof. The liability of the Shareholders for Fundtech Indemnity Claims in excess of the Deemed Escrow Value may be satisfied, at the election of the Shareholders, through (i) the delivery of Fundtech Ordinary Shares to Fundtech, such shares to be valued at the Share Consideration price, (ii) the payment of cash or (iii) any combination of such Fundtech Ordinary Shares valued at the Share Consideration price and cash.

                  (b) For purposes of this Agreement, the term "Deemed Escrow Value" shall mean the value of the Fundtech Ordinary Shares deposited by Fundtech into the Escrow Deposit deemed to equal at any time CHF 5,000,000. With respect to any Fundtech Ordinary Shares to be returned to Fundtech by the Shareholders in settlement of Fundtech Indemnity Claims pursuant to this Section 8.6, any dividends previously paid in respect of such returned Fundtech Ordinary Shares (whether paid in cash, Fundtech Ordinary Shares or other property) shall not be returned to Fundtech and shall be retained by the Escrow Agent for the account of the Shareholders until disbursement in accordance with the terms of the Escrow Agreement and, in any event, the value of such dividends shall not be taken into account for purposes of determining the value of such returned Fundtech Ordinary Shares, as contemplated under paragraph 47g of Accounting Principles Board Opinion No. 16 (Interpretation No. 121).


                                   ARTICLE 9

                                 MISCELLANEOUS

                  9.1 Termination. This agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but prior to the Closing Date:

                  (a) by mutual written consent of Fundtech, BBP, and the Shareholders Representative;

                  (b) by Fundtech, BBP or the Shareholders Representative if (i) any court of competent jurisdiction or other government authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transaction contemplated hereunder and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Closing shall not have occurred by June 30, 1999; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date and further, provided that the provisions of the Noncompetition Agreement with respect to Confidential Information shall survive any termination of this Agreement.

                  9.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Fundtech and the Shareholder Representative; provided, however, that Fundtech may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Fundtech will advise BBP prior to making the disclosure).

                  9.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  9.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his rights, interests, or obligations hereunder without the prior written approval of Fundtech and the Shareholder Representative; provided, however, that Fundtech may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Fundtech nonetheless shall remain responsible for the performance of all of its obligations hereunder), in each case, other than the obligation to pay the Purchase Price.

                  9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  9.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon receipt when sent by courier or overnight delivery or deposited with the postal service, by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below, and (ii) upon the sending party receiving confirmation of successful transmission by facsimile, subject to the sending party concurrently dispatching a confirmation copy by mail, when transmitted to the intended recipient at the number set forth below, or such other address or number, as the case may be, as such party may designate to the other Parties in writing from time to time:

         If to BBP or the Shareholders to the address of the Shareholder Representative set forth on Schedule I hereto.





         If to Fundtech:

                  Fundtech Ltd.
                  30 Montgomery Street, Suite 501
                  Jersey City, New Jersey  07302
                  Attn:  Michael Hyman, Esq.
                  Telecopy:  (201) 946-1313


                  With Copies to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attn: David P. Stone, Esq.
                  Telecopy:  (212) 310-8007

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  9.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SWITZERLAND WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

                  9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Fundtech, BBP and the Shareholder Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  9.12 Expenses. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  9.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  9.15 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the Parties and the matter

(subject to the provisions set forth in Section 9.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

                  9.16 Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any court sitting in the City of Baden, Switzerland in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                    FUNDTECH LTD.

                                    By: /s/ Reuven Ben-Menachem
                                        ---------------------------------------
                                        Name: Reuven Ben-Menachem
                                        Title: Chairman and Chief Executive
                                               Officer



                                    BIVERONI BATSCHELET PARTNERS AG

                                    By: /s/ Jon A. Biveroni
                                        ---------------------------------------
                                        Name: Jon A. Biveroni
                                        Title: Chief Executive Officer



                                    SHAREHOLDER REPRESENTATIVE:

                                    By: /s/ Jon A. Biveroni
                                        ---------------------------------------
                                        Name: Jon A. Biveroni



                                    SHAREHOLDERS:


                                    Jon A. Biveroni:

                                    /s/ Jon A. Biveroni
                                    -------------------------------------------



                                    George Malcotsis:

                                    /s/ George Malcotsis
                                    -------------------------------------------



                                    Peter Auer:

                                    /s/ Peter Auer
                                    -------------------------------------------

                                    Per Trifunovic:

                                    /s/ Per Trifunovic
                                    -------------------------------------------



                                    Carlo Frey:

                                    /s/ Carlo Frey
                                    --------------------------------------------